SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-08092 (Commission File Number)	94-1620407 (I.R.S. Employer Identification No.)
468 N. Camden Dr., 2nd Floor Beverly Hills, California (Address of Principal Executive Offices)	90210 (Zip Code)

(310) 860-5184
(Registrant’s Telephone Number, Including Area Code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2010, Oxis International, Inc. (the “Company”) accepted the resignation, also dated March 1, 2010, of Maurice Spitz, a member of the Company’s Board of Directors. Mr. Spitz had no disagreements with the Company on any matter relating to the Company's operations, policies or practices.

Effective March 5, 2010, Anshuman Dube was appointed to the Company's Board of Directors to fill in the vacancy created by Mr. Spitz's resignation.  Mr. Dube will not receive any compensation for his services as a director.

Mr. Dube co-founded Theorem Capital, LLC, a Los Angeles based private equity firm specializing in consumer brands, in 2005, and has been its managing director since its formation.  Mr. Dube also is the managing director of Theorem Group, LLC, an affiliate of Theorem Capital, LLC. Theorem is a corporate advisory and business development firm.  Mr. Dube has over twelve years of experience in the private equity and asset management industries.  Prior to launching Theorem Capital LLC in 2005, Mr. Dube was the co-founder of Mercator Advisory Group, also known as M.A.G. Capital, a PIPE fund manager with over $200 million of equity capital.  Prior thereto, Mr. Dube was a Senior Associate at Century Financial Partners, a late-stage venture capital and private equity firm based in Los Angeles with over $300 million in equity capital.  Mr. Dube holds a B.S. degree in Computer Engineering from the University of Southern California.

Theorem Group, LLC currently beneficially owns in excess of 77% of the Company’s voting capital stock.

Since October 2009, the Company has sub-leased office space from Theorem Capital, LLC.  These offices, which are located at 2049 Century Park East, Suite 3630, Los Angeles, California, are leased on a month-to-month basis at a monthly rate of $5,000 per month.  The Company has paid Theorem Capital, LLC an aggregate of approximately $30,000 in rent since the inception of the lease.  The Company believes, based on rents in the Los Angeles metropolitan area, that the rental fee charged by Theorem Capital, LLC is at least as favorable as the Company could have obtained from an unaffiliated person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2010	OXIS INTERNATIONAL, INC. By:/s/ ANTHONY CATALDO Anthony Cataldo, Chief Executive Officer